Exhibit 99.1

AITX’s RAD Receives Multi-Location Order from Midwest Grocery Chain Continuing Its Market Expansion

Detroit, Michigan, January 22, 2024 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced a significant new order from a dealer for a chain of Midwest grocery stores. This order marks a milestone in RAD’s expansion into the retail sector, particularly in multi-location grocery environments.

The deal includes the deployment of RAD’s innovative security solutions to six grocery stores. Five of these stores will each receive one ROSA™ (Responsive Observation Security Agent) unit and one RIO™ 360 (ROSA Independent Observatory) unit. The sixth store will be equipped with two RIO 360 units. Upon full deployment and acceptance by the client, this order is expected to generate an estimated $165,000 in annual recurring revenue for RAD.

This deployment is particularly noteworthy as it represents the first time RAD’s RIO units are being utilized in a multi-location retail environment. RIO, RAD’s advanced, solar-powered security solution, is designed to address unique security challenges faced by retail outlets, offering enhanced surveillance and safety measures.

Steve Reinharz, CEO of AITX, commented, “This order is a testament to the growing recognition of RAD’s solutions in the retail sector. The deployment of our units in a multi-location grocery chain not only demonstrates the versatility and effectiveness of our products but also opens a significant market opportunity in the vast network of grocery stores across America.”

The grocery retail sector in the U.S. presents a substantial market potential for RAD’s innovative security solutions. With thousands of grocery stores nationwide, each facing unique security and operational challenges, RAD’s technology offers a scalable and efficient solution to enhance safety and security in these environments.

Mark Folmer, CPP, PSP, FSyI, President of RAD, added, “We’re excited about the prospects this deployment opens for us in the grocery retail sector. This is a key industry with specific security needs where our technology can make a significant impact. It’s another step closer to the company achieving operational positive cash flow.”

This new order from the Midwest grocery chain is a significant stride for RAD in its journey towards expanding its footprint in the retail sector and achieving operational positive cash flow. It underscores the adaptability and effectiveness of RAD’s security solutions in diverse commercial settings.

Troy McCanna, Sr. Vice President Revenue Operations at RAD, shared his insights on this significant development, “This new partnership with the Midwest grocery chain underscores the competitive edge that ROSA brings to the retail security sector. ROSA’s unique blend of advanced surveillance technology, real-time analytics, and autonomous response capabilities played a pivotal role in sealing this deal. Its ability to effectively address a wide range of security challenges – from loitering and trespassing to providing immediate incident response – makes ROSA an invaluable asset for retailers looking to enhance safety and efficiency across multiple locations.”

Sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz